Exhibit 15

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statement No. 333-151417 on Form F-3 of our report dated September 16, 2009 relating to the consolidated financial statements for the year ended June 30, 2009 of Kimber Resources Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to our consideration of internal controls over financial reporting, our audit of retrospective adjustments to the 2008 consolidated financial statements of Kimber Resources Inc., and references to another auditor’s report on the 2008 and 2007 consolidated financial statements of Kimber Resources and a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to going concern uncertainty and changes in accounting principles)  appearing in this Annual Report on Form 20-F of Kimber Resources Inc. for the year ended June 30, 2009.

(Signed) Deloitte & Touche LLP

Independent Registered Chartered Accountants

Vancouver, Canada

September 25, 2009

AUDITORS’ CONSENT

We consent to the incorporation by reference in the registration statement on Form F-3 (SEC No. 333-151417) of Kimber Resources Inc. of our auditors’ report dated September 18, 2008, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 20-F for the year ended June 30, 2009.

/s/ D&H Group LLP

Vancouver, B.C.
September 25, 2009	Chartered Accountants